NEWS RELEASE

TriQuint Updates Third Quarter 2011 Financial Outlook
HILLSBORO, OREGON (USA) - September 22, 2011 - TriQuint Semiconductor, Inc (NASDAQ: TQNT), a leading RF solutions supplier and technology innovator, now expects third quarter 2011 revenue to be between $210 and $215 million and third quarter non-GAAP net income per share to be between $0.09 and $0.11. In addition, non-GAAP gross margins for the third quarter are now expected to be 35% to 37% and non-GAAP operating expenses are expected to be about $60 million, including litigation expenses.
The updated outlook compares to the Company's prior outlook of $225 to $235 million for revenue and $0.16 to $0.18 for non-GAAP net income per share.
The reduction in expected revenue and profitability for the third quarter is primarily the result of reduced demand from the Company's largest customer, weakness in the communications infrastructure market and softening demand from the China market. Product mix and costs associated with ramping new products are the largest drivers of the sequential reduction in non-GAAP gross margins. The Company expects a return to strong sequential revenue growth in the fourth quarter of 2011.
No conference call will be held in conjunction with this financial outlook update. Additional information will be available when the Company reports its third quarter 2011 results after the market closes on October 26, 2011.

Non-GAAP Financial Measures:
This press release provides financial measures for non-GAAP gross margins, operating expenses and diluted earnings per share that exclude equity compensation expense, non-cash tax expense, certain entries associated with acquisitions, and other specifically identified non-routine items, and are therefore not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP financial measures provide meaningful supplemental information that enhances management's and investors' ability to evaluate TriQuint's operating results.

These non-GAAP financial measures are not intended to be used in isolation and should not be considered a substitute for any other performance measure determined in accordance with GAAP. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, including that other companies may calculate similar non-GAAP financial measures differently than TriQuint, limiting their usefulness as a comparative tool. The Company compensates for these limitations by providing specific information regarding the GAAP amount excluded from the non-GAAP financial measures. The Company further compensates for the limitations of our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. Investors and potential investors are encouraged to review the reconciliation of non-

GAAP financial measures contained within this press release with GAAP net income per share.

The following table provides a reconciliation of GAAP gross margins, operating expenses (in thousands) and diluted earnings per share to non-GAAP gross margins, operating expenses (in thousands) and diluted earnings per share for Q3 2011 based on the mid-point of updated guidance.

Forward Looking GAAP Gross Profit	35.0%
Adjustment for stock based compensation charges	0.7%
Adjustment for charges associated with acquisitions	0.3%
Forward Looking non-GAAP Gross Profit	36.0%

Forward Looking GAAP Operating Expenses	$66,000
Adjustment for stock based compensation charges	(5,500)
Adjustment for charges associated with acquisitions	(500)
Forward Looking non-GAAP Operating Expenses	$60,000

Forward Looking GAAP Diluted Earnings per Share	$0.01
Adjustment for stock based compensation charges	0.04
Adjustment for non-cash tax expense	0.04
Adjustment for charges associated with acquisitions	0.01
Forward Looking non-GAAP Diluted Earnings per Share	$0.10

Forward-Looking Statements:
This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding TriQuint's anticipated revenue and non-GAAP net income. Actual results may vary materially from those expressed or implied in the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors, including TriQuint's performance; demand for TriQuint's products; TriQuint's ability to develop new products, improve yields, maintain product pricing and reduce costs; TriQuint's ability to win customers, increase market share and continue to provide expected levels of inventory to customers; inventory levels in TriQuint's markets; delays or impediments in TriQuint's or its customers' supply chains; RF content expansion; market conditions; consumer demand for mobile internet devices such as smartphones and tablets; continued traction in mobile devices; growth in high performance optical product revenue for city-to-city and metro-ring data transport; the evolution of, and TriQuint's new product success, in the cable/hybrid-fiber-coax network markets; and levels of government spending in the defense market. Additional considerations and important risk factors are described in TriQuint's reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can be accessed at the SEC web site, www.sec.gov. Except as required by law, TriQuint undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.
A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the risk factors described in TriQuint's filings with the Securities and Exchange Commission to be a complete statement of all potential risks and uncertainties.

Facts About TriQuint
Founded in 1985, TriQuint Semiconductor (NASDAQ: TQNT) is a leading RF solutions supplier and technology innovator for the world's top communications, defense and aerospace companies. People and organizations around the world need real-time, all-the-time connections; TriQuint products help reduce the cost and increase the performance of connected mobile devices and the networks that deliver critical voice, data and video communications. With the industry's broadest technology portfolio, recognized R&D leadership, and expertise in high-volume manufacturing, TriQuint creates standard and custom products using gallium arsenide (GaAs), gallium nitride (GaN), surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies. The company has ISO9001-certified manufacturing facilities in the U.S., production in Costa Rica, and design centers in North America and Germany. For more information, visit www.triquint.com.

TriQuint: Connecting the Digital World to the Global Network®

Steve Buhaly VP of Finance & Administration, CFO TriQuint Semiconductor, Inc Tel: +1.503.615.9401 E-mail: sbuhaly@tqs.com	Roger Rowe Director, Investor Relations TriQuint Semiconductor, Inc. Tel: +1.503.615.9189 E-Mail: roger.rowe@tqs.com	Media Contact: Brandi Frye Director, Marketing Comms TriQuint Semiconductor, Inc. Tel: +1.503.615.9488 E-mail: bfrye@tqs.com